Exhibit 99(e)
                          PRESS RELEASE

FOR IMMEDIATE RELEASE
MONDAY
AUGUST 4, 1997






CONTACT PERSON:        STACY DUCKETT
                                  VICE PRESIDENT,  CORPORATE
COMMUNICATIONS
                       TCBY ENTERPRISES, INC.
                       (501) 688-8229

                       CLIFF ADCOCK
                       TOTAL PETROLEUM
                       (303)  291-2152

      TCBY SIGNS DEVELOPMENT AGREEMENT WITH TOTAL PETROLEUM

LITTLE     ROCK, AR  - (Monday,  August 4)  - TCBY  ENTERPRISES,
INC. (NYSE:TBY)  today  announced it  signed  a  development
agreement with Total Petroleum.   The agreement will  permit
the placement  of  "TCBY"  Treats(Registered)  locations  in
Total convenience  stores.   There  are currently  3  "TCBY"
Treats(Registered) locations  open or  under development  at
Total outlets.   There  are more  than 2,000  Total  branded
locations in the United States.

"We are pleased to be working with Total Petroleum," said Herren C. Hickingbotham, President of TCBY Enterprises, Inc. "TCBY has been very successful in developing convenience store locations, and we look forward to enhancing that success through Total distributors."

"Total Petroleum is continually looking for ways to meet our customers' needs for convenience and good food - fast. Our new TCBY Treats(Registered) locations will be a great addition to our store offerings and, we think, will be popular with our customers," said Tommy Berry, Vice President of Marketing for Total Petroleum.

Total Petroleum is a refiner and marketer of petroleum products with refineries in Colorado, Oklahoma, and Michigan and marketing activities in the central United States. Headquartered in Denver, the Company employs approximately 6,400 people.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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